Innovative Food Holdings, Inc. Announces Management Changes

Naples, Florida - March 10, 2006 - Innovative Food Holdings, Inc. (PK: IVFH) announces that as of Wednesday, March 8, its president, Jonathan Steckler, was no longer employed by the company. His position will be filled on an interim basis by Sam Klepfish, a member of the Board of Directors, who will have the title Interim President. Mr. Klepfish joined the Board in December 2005 and has a background in corporate finance.

Chef Joe DiMaggio, Jr., CEO of IVFH said “While I am saddened to see Jonathan’s departure, I believe the company is fortunate that Sam has agreed to become more involved with the Company on a day-to-day basis.”

Innovative Food holdings, Inc. is the parent of Food Innovations, Inc., a distributor of fine perishables and specialty food products to the restaurant industry through overnight shipping channels.

For information about the company and its subsidiary, please visit www.foodinno.com.

This release contains certain forward-looking statements and information relating to IVFH that are based on the beliefs of IVFH's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about IVFH’s business based on certain assumptions of IVFH’s management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in the regulatory environment affecting the Company’s business and changing price and market conditions. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.